EXHIBIT 5.1
OPINION OF COUNSEL

THOMPSON HINE LLP

May 9, 2018

Convergys Corporation
201 East Fourth Street
Cincinnati, Ohio 45202

Ladies and Gentlemen:

We have acted as special counsel to Convergys Corporation, an Ohio corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission on the date hereof of a Registration Statement on Form S-8 (the “Registration Statement”) registering the offer and sale from time to time of up to 11,578,435 of the Company’s common shares, no par value (the “Common Shares”), pursuant to the Convergys Corporation 2018 Long-Term Incentive Plan (the ”Plan”).

We have examined such documents as we have deemed necessary or appropriate to enable us to render this opinion, including: (a) the Amended and Restated Articles of Incorporation and Code of Regulations of the Company, (b) the Plan, (c) the Registration Statement, and (d) corporate records and proceedings of the Company.

Based upon the foregoing and subject to the qualifications set forth herein, it is our opinion that, upon issuance or delivery of the Common Shares from time to time pursuant to the terms of the Plan and awards granted under the Plan, the Common Shares will be, when so issued or delivered, validly issued, fully paid and non-assessable.

This opinion is limited to the specific issues addressed herein. This opinion is based upon currently existing laws, rules, regulations and judicial decisions, and we disclaim any obligation to advise you with respect to any changes that may occur after the date of this opinion.

We consent to the filing of this opinion as an exhibit to the Registration Statement. However, in giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Sincerely,

/s/ THOMPSON HINE LLP